UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

VISA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Visa Inc. intends to send a letter in the form hereof to its class C Common Stockholders beginning on December 12, 2008.

Dear Stockholder,

You recently received a proxy package from Visa Inc. I am writing today to emphasize the importance of your vote for the proposal to amend Visa Inc.’s charter, as outlined in those proxy materials.

As stated in the proxy materials, we are proposing amendments to our charter that allow greater flexibility in funding our retrospective responsibility plan. We are also proposing changes that modify the standards of independence of our directors, remove obsolete provisions and make modifications to clarify the charter.

Please note that our board of directors has approved those proposed amendments to our charter by the unanimous vote of those board members present. Although Visa’s litigation escrow will be funded with or without these changes, the proposed changes to our charter will give us flexibility to avoid underwriter fees and offering discounts that would otherwise reduce the amount available to fund the covered litigation.

As a reminder, the stockholder meeting is Tuesday, December 16, 2008, at 8:00 AM Pacific Standard Time in San Francisco. We are requesting that you submit your vote by Monday, December 15, 2008, to ensure it is received in time for the stockholder meeting. In order to approve these amendments to our charter, at least two-thirds (2/3) of the voting power of the outstanding shares of each of our class A, class B and class C Common Stock, each voting separately as a class, is needed to vote in the affirmative. I hope that we can count on your vote. If you have not as yet voted, for your convenience, here is a form of link to your proxy card [***].

I recognize that managing your business in the current economic crisis requires your full attention and appreciate the time that is required to review and understand the proposed amendments to our charter. If you have any questions, please direct them to Visa Investor Relations, either Jack Carsky at 415.932.2212 or Victoria Hyde-Dunn at 415.932.2119.

Thank you,

Joseph W. Saunders

Chairman and CEO, Visa Inc.

Additional Information and Where You Can Find It:

This communication is being made in with respect to Visa Inc.’s proposed amendment and restatement of the certificate of incorporation (the Proposal). In connection with the Proposal, Visa Inc. prepared a proxy statement for its stockholders. That proxy statement was filed with the U.S. Securities and Exchange Commission (SEC) on November 14, 2008.

Before making any voting decision, stockholders are urged to read the proxy statement regarding the Proposal and any other relevant documents.

The final proxy statement has been mailed to Visa Inc.’s stockholders of record as of November 12, 2008. The proxy statement and other documents are available free of charge at the SEC’s website http://www.sec.gov and by accessing Visa Inc.’s website at http://www.corporate.visa.com.

Visa Inc. and its directors, officers and other employees may be deemed to be participants in the solicitation of proxies with respect to the Proposal. Information regarding Visa Inc.’s directors and executive officers is available in Visa Inc.’s Annual Report on Form 10-K, which was filed with the SEC on November 21, 2008. Additional information regarding the interests of the potential participants in the solicitation of Visa Inc. stockholders in connection with the Proposal are set forth in the proxy statement filed with the SEC.